EXHIBIT 99.01

NASDAQ Listing Qualification Panel Grants KANA Software’s Request for an Extension

to File its Form 10-Qs

MENLO PARK, Calif. - September 29, 2005 - KANA Software, Inc. (NASDAQ: KANAE), a leading provider of Service Resolution Management (SRM) solutions, today announced the NASDAQ Listing Qualifications Panel granted the company’s request for an extension to file its Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. KANA is now required to file its Form 10-Qs for the first and second quarters of 2005 by October 7, 2005 and October 19, 2005 respectively.

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced web architecture, KANA’s solutions are in use at approximately half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements include statements about KANA’s cost reduction measures and its expected reductions in operational expenses and amortization, KANA’s expected revenues, and KANA’s Resolution and IQ ECS products. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; inability to manage our business in light of recent personnel reductions; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on SRM and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA Software

Jessica Hohn, 603-665-1306

jhohn@kana.com

Media:

PAN Communications

Elise Sherman, 978/474-1900

kana@pancomm.com